Exhibit 99.1

Date:	December 11, 2012
Contact:	Peter B. Orthwein or Jeffery A. Tryka, CFA

THOR ANNOUNCES $1.50 SPECIAL DIVIDEND, ACCELERATES PAYMENT OF JANUARY DIVIDEND

Thor Industries, Inc. (NYSE:THO) today announced that its Board of Directors approved, at their December 11, 2012 meeting, a special cash dividend of $1.50 per share payable on the Company’s common shares. The Company also announced that the Board of Directors has approved an acceleration of the payment of Thor’s regular quarterly dividend of $0.18 per share from January 2013 to December 2012.

Both the special dividend and regular dividend are payable on December 28, 2012 to shareholders of record at the close of business on December 21, 2012.

“The payment of a special dividend reflects the confidence of the Board of Directors in the strong cash position of Thor’s balance sheet and the future performance of our Company,” said Peter B. Orthwein, Thor Chairman and Chief Executive Officer. “With cash of more than $4 per share as of October 31, 2012, we believe we have adequate resources to invest in capital projects while providing an important cash return to our shareholders. In addition, given the current uncertainty surrounding the direction of future tax policy, the Board thought it prudent to pay the special dividend and our next regular dividend in December to take advantage of current tax rates.”

Thor is the sole owner of operating subsidiaries that, combined, represent the world’s largest manufacturer of recreation vehicles and is a major builder of commercial buses and ambulances.